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Exhibit 12


                                                 SEMCO ENERGY, Inc.
                                         Ratio of Earnings to Fixed Charges
                                               (Thousands of Dollars)


                                                  Twelve                   Years ended December 31,
                                               months ended  -----------------------------------------------------
Description                                      6/30/2002      2001     2000 (b)   1999 (b)   1998 (b)   1997 (b)
---------------------------------------------  ------------  ---------  ---------  ---------  ---------  ---------
Earning as defined (a)
Income (loss) before income taxes,
   dividends on trust preferred securities,
   discontinued operations
   and extraordinary items. . . . . . . . . .  $    23,128   $ 14,942   $ 33,156   $ 25,653   $ 15,015   $ 23,149
Fixed charges as defined. . . . . . . . . . .       44,451     45,019     42,604     20,732     14,915     16,709
Less preferred securities dividend
   requirements of consolidated subsidiaries.      (13,235)   (13,235)    (7,699)      (242)      (274)      (274)
Other items . . . . . . . . . . . . . . . . .            0          0          0        158        178        178
                                               ------------  ---------  ---------  ---------  ---------  ---------

      Earnings as defined . . . . . . . . . .  $    54,344   $ 46,726   $ 68,061   $ 46,301   $ 29,834   $ 39,762
                                               ============  =========  =========  =========  =========  =========

Fixed charges as defined (a)
Interest expense. . . . . . . . . . . . . . .  $    30,361   $ 30,945   $ 32,637   $ 19,193   $ 14,191   $ 15,986
Amortization of debt expense. . . . . . . . .          855        839      2,268      1,297        450        449
Preferred securities dividend requirements
   of consolidated subsidiaries . . . . . . .       13,235     13,235      7,699        242        274        274
                                               ------------  ---------  ---------  ---------  ---------  ---------

      Fixed charges as defined. . . . . . . .  $    44,451   $ 45,019   $ 42,604   $ 20,732   $ 14,915   $ 16,709
                                               ============  =========  =========  =========  =========  =========

Ratio of earnings to fixed charges. . . . . .         1.22       1.04       1.60       2.23       2.00       2.38
                                               ============  =========  =========  =========  =========  =========

Notes:
(a)  Earnings  and  fixed  charges  as  defined  in  instructions  for  Item  503  of  Regulation  S-K.

(b)  The  ratio  of earnings to fixed charges calculations for years prior to 2001 have been restated to account for the  effect  of  discontinuing  the  Company's  engineering  business  during  the  fourth quarter of 2001.
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